Oportun Outperforms Second Quarter Guidance

GAAP net income of $9 million grew 24% year-over-year

Adjusted EBITDA of $49 million grew 56% year-over-year

GAAP EPS of $0.17 grew 21% year-over-year

Adjusted EPS of $0.42 grew 35% year-over-year

30-plus day delinquency rate of 4.0%, lowest since 4Q21

SAN MATEO, CA – August 5, 2026 – Oportun Financial Corporation (Nasdaq: OPRT) (“Oportun”, or the "Company") today reported financial results for the second quarter ended June 30, 2026.

“I'm pleased with our 2Q results," said Doug Bland, CEO of Oportun. “Disciplined execution, including a return to originations growth, a lower cost of capital and continued expense discipline, enabled us to deliver another quarter of GAAP profitability while outperforming the top end of our guidance ranges for both total revenue and Adjusted EBITDA. Our annualized net charge-off rate also outperformed our guidance range and our 30-plus day delinquency rate, our lowest since 4Q21, reinforces our confidence that credit performance will continue improving during the second half of the year."

“Having crossed 100 days into my tenure as CEO, I’ve completed a comprehensive assessment of the business that reinforced a clear conclusion: Oportun has a differentiated platform, a trusted brand, and a mission to empower members to build a better future that is more important than ever. Appointing Sean Rowles as Chief Risk Officer in June and successfully launching our risk-based pricing initiative in July were key milestones in our path towards durable, sustainable growth.”

“We have turned the page in Oportun's story and begun writing the next chapter: one focused on accelerating our execution of the mission that has guided this company since its founding. Given our second quarter performance and our outlook for the balance of the year, we are improving our annualized net charge-off range expectation by 20 basis points, and raising our full year Adjusted EBITDA range expectation by 6% at their respective midpoints.”

Second Quarter 2026 Results

Metric	GAAP		Adjusted[1]
	2Q26	2Q25	2Q26	2Q25
Total revenue	$233	$234
Net income	$8.5	$6.9	$21	$15
Diluted EPS	$0.17	$0.14	$0.42	$0.31
Adjusted EBITDA			$49	$31
Dollars in millions, except per share amounts.
[1] See the section entitled “About Non-GAAP Financial Measures” for an explanation of non-GAAP measures, and the table entitled “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of non-GAAP to GAAP measures.

Financial and Operating Results

All figures are as of or for the quarter ended June 30, 2026, unless otherwise noted.

Operational Drivers

Originations – Under a tight credit posture, Aggregate Originations for the second quarter were $488 million, an increase of 1% compared to $481 million in the prior-year quarter. Management continues to expect to grow originations in the mid-single-digits range over the course of full year 2026.

Owned Principal Balance - Owned Principal Balance at the end of the second quarter was $2,613 million, a 1% decrease as compared to $2,636 million in the prior-year quarter.

Portfolio Yield - Portfolio Yield for the second quarter was 33.3%, modestly higher than 32.8% in the prior-year quarter.

Net Interest Margin Ratio - Net Interest Margin Ratio for the second quarter increased by 274 basis points to 29.0%, from 26.3% in the prior-year quarter. Cost of Debt decreased by 228 basis points to 6.3% due to ongoing balance sheet optimization actions including the repayment of $87.5 million in corporate debt, and a favorable non-cash change in interest expense recognition associated with asset-backed borrowings. Furthermore, portfolio yield increased 45 basis points due to higher origination fees.

Risk Adjusted Net Interest Margin Ratio - Risk Adjusted Net Interest Margin Ratio, which includes Portfolio Yield, cost of funds, Net Charge-Offs, and loan-related fair value adjustments for the second quarter was 17.0%, an increase of 69 basis points as compared to 16.3% in the prior-year quarter. The improvement is primarily due to the improvement in cost of debt; partially offset by the decline in fair value marks.

Financial Results

Revenue – Total revenue for the second quarter was substantially flat at $233 million relative to the prior-year quarter's $234 million.

Operating Expense and Adjusted Operating Expense – Total operating expense was $90 million, a decrease of 5% as compared to $94 million in the prior-year quarter primarily due to expense discipline centered in technology and facilities, and general and administrative expenses. The Company continues to expect full year 2026 GAAP operating expenses to be substantially flat in comparison to 2025's $362 million. Adjusted Operating Expense, which excludes stock-based compensation expense and certain non-recurring charges, also decreased by 5% year-over-year to $84 million due to similar drivers.

Pre-Tax Income – Pre-tax income was $15.6 million, a 55% increase as compared to $10.1 million in the prior-year quarter. The increased profitability was attributable to a $17.6 million decrease in interest expense and a $4.4 million decrease in operating expense, partially offset by unfavorable loan-related fair value adjustments. The decrease in interest expense was driven by ongoing balance sheet optimization actions and the aforementioned favorable non-cash change in interest expense recognition.

Net Income and Adjusted Net Income – Net income was $8.5 million, a 24% increase as compared to $6.9 million in the prior-year quarter. The increased profitability was driven by the increase in pre-tax net income, partially offset by a higher tax rate due to settlement of a state tax audit. Adjusted Net Income was $21 million, a 40% increase compared to $15 million in the prior-year quarter, with the increase driven by higher pre-tax net income.

Earnings Per Share and Adjusted EPS – GAAP earnings per share, basic and diluted, were $0.18 and $0.17, respectively, during the second quarter, compared to GAAP net income per share, basic and diluted of $0.15 and $0.14, respectively, in the prior-year quarter. Adjusted Earnings Per Share was $0.42 as compared to $0.31 in the prior-year quarter.

Adjusted EBITDA – Adjusted EBITDA grew 56% to $49 million, up from $31 million in the prior-year quarter, primarily driven by lower interest expense and Adjusted Operating Expense.

Credit and Operating Metrics

Net Charge-Off Rate – Annualized Net Charge-Off Rate for the quarter was 12.0%, compared to 11.9% for the prior-year quarter. Net Charge-offs in dollars for the quarter were $79 million, flat in comparison to the prior-year quarter.

30+ Day Delinquency Rate – The Company's 30+ Day Delinquency Rate was 4.0% at the end of the quarter, compared to 4.4% at the end of the prior-year quarter.

Operating Expense Ratio and Adjusted Operating Expense Ratio – Operating Expense Ratio for the quarter was 13.7% as compared to 14.2% in the prior-year quarter, a 54 basis point improvement. Adjusted Operating Expense Ratio was 12.8% as compared to 13.3% in the prior-year quarter, a 55 basis point improvement. The Adjusted Operating Expense Ratio excludes stock-based compensation expense and certain non-recurring charges. The improvement in the Company's Adjusted Operating Expense Ratio is attributable to its focus on operating expense efficiency.

Return On Equity ("ROE") and Adjusted ROE – ROE for the quarter was 9%, as compared to 7% in the prior-year quarter. The increase was attributable to the increase in net income. Adjusted ROE for the quarter was 21%, as compared to 16% in the prior-year quarter, with the increase attributable to the improvement in Adjusted Net Income.

Secured Personal Loans

As of June 30, 2026, the Company had a secured personal loan receivables balance of $245 million, or 9% of owned principal balance, up from $195 million, or 7% of owned principal balance at the end of the second quarter of 2025. Oportun currently offers secured personal loans in California, Texas, Florida, Arizona, New Jersey, Illinois, Nevada and Utah. During the second quarter, secured personal loans losses were substantially lower than for unsecured personal loans. Furthermore, secured personal loans are expected to generate approximately twice the revenue per loan compared to unsecured personal loans, primarily due to higher average loan sizes.

Funding and Liquidity

As of June 30, 2026, total cash was $212 million, consisting of cash and cash equivalents of $140 million and restricted cash of $73 million. Cost of Debt and Debt-to-Equity were 6.3% and 6.5x, respectively, for and at the end of the second quarter 2026 as compared to 8.6% and 7.3x, respectively, for and at the end of the prior-year quarter. As of June 30, 2026, the Company had $880 million of undrawn capacity on its existing $1,189 million personal loan warehouse lines. The Company's personal loan warehouse lines as of June 30, 2026 were committed through 2028 and up to 2030.

Financial Outlook for Third Quarter and Full Year 2026

Oportun is providing the following guidance for 3Q 2026 and full year 2026:

	3Q 2026	Full Year 2026
Total Revenue	$235 - $240M	$935 - $955M
Annualized Net Charge-Off Rate	11.0% +/- 15 bps	11.7% +/- 30 bps
Adjusted EBITDA[1]	$43 - $48M	$160 - $175M
Adjusted Net Income[1]		$74 - $82M
Adjusted EPS[1]		$1.50 - $1.65

[1] See the section entitled “About Non-GAAP Financial Measures” for an explanation of non-GAAP measures, and the table entitled “Reconciliation of Forward Looking Non-GAAP Financial Measures” for a reconciliation of non-GAAP to GAAP measures.

Conference Call

As previously announced, Oportun’s management will host a conference call to discuss second quarter 2026 results at 5:00 p.m. ET (2:00 p.m. PT) today. A live webcast of the call will be accessible from the Investor Relations page of Oportun's website at https://investor.oportun.com. The dial-in number for the conference call is 1-866-604-1698 (toll-free) or 1-201-389-0844 (international). Participants should call in 10 minutes prior to the scheduled start time. Both the call and webcast are open to the general public. For those unable to listen to the live broadcast, a webcast replay of the call will be available at https://investor.oportun.com for one year. A file that includes supplemental financial information and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, will be available on the Investor Relations page of Oportun's website at https://investor.oportun.com following the conference call.

About Non-GAAP Financial Measures

This press release presents information about the Company’s Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted Operating Expense, Adjusted Operating Expense Ratio, Adjusted ROE, Risk Adjusted Net Interest Margin, and Risk Adjusted Net Interest Margin Ratio, all of which are non-GAAP financial measures provided as a supplement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes these non-GAAP measures can be useful measures for period-to-period comparisons of its core business and provide useful information to investors and others in understanding and evaluating its operating results. Non-GAAP financial measures are provided in addition to, and not as a substitute for, and are not superior to, financial measures calculated in accordance with GAAP. In addition, the non-GAAP measures the Company uses, as presented, may not be comparable to similar measures used by other companies. Reconciliations of non-GAAP to GAAP measures can be found below.

About Oportun

Oportun (Nasdaq: OPRT) is a mission-driven financial services company that puts its members' financial goals within reach. With intelligent borrowing, savings, and budgeting capabilities, Oportun empowers members with the confidence to build a better financial future. Since inception, Oportun has provided more than $22.7 billion in responsible and affordable credit, saved its members more than $2.5 billion in interest and fees, and helped its members set aside an average of more than $1,800 annually. For more information, visit Oportun.com.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this press release, including statements as to future performance, results of operations and financial position; achievement of the Company's strategic priorities and goals; the Company's expectations regarding macroeconomic conditions; the Company's profitability and future growth opportunities including expected revenue growth in connection with increasing originations; the effect of and trends in fair value mark-to-market adjustments on the Company's loan portfolio and asset-backed notes; the Company's third quarter and full year 2026 outlook; the Company's expectations related to future profitability on an adjusted basis, and the plans and objectives of management for our future operations, are forward-looking statements. These statements can be generally identified by terms such as “expect,” “plan,” “goal,” “target,” “anticipate,” “assume,” “predict,” “project,” “outlook,” “continue,” “due,” “may,” “believe,” “seek,” or “estimate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These forward-looking statements speak only as of the date on which they are made and, except to the extent required by federal securities laws, Oportun disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements. These statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause Oportun’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Oportun has based these forward-looking statements on its current expectations and projections about future events, financial trends and risks and uncertainties that it believes may affect its business, financial condition and results of operations. These risks and uncertainties include those risks described in Oportun's filings with the Securities and Exchange Commission, including Oportun's most recent annual report on Form 10-K, and include, but are not limited to, Oportun's ability to retain existing members and attract new members; Oportun's ability to accurately predict demand for, and develop its financial products and services; the effectiveness of Oportun's A.I. model; macroeconomic conditions, including fluctuating inflation and market interest rates; increases in loan non-payments, delinquencies and charge-offs; Oportun's ability to increase market share and enter into new markets; Oportun's ability to realize the benefits from acquisitions and integrate acquired technologies; the risk of security breaches or incidents affecting the Company's information technology systems or those of the Company's third-party vendors or service providers; Oportun’s ability to successfully offer loans in additional states; Oportun’s ability to compete successfully with other companies that are currently in, or may in the future enter, its industry; and changes in Oportun's ability to obtain additional financing on acceptable terms or at all.

Contacts

Investor Contact
Dorian Hare
(650) 590-4323
ir@oportun.com

Media Contact
Michael Azzano
Cosmo PR for Oportun
(415) 596-1978
michael@cosmo-pr.com

Oportun and the Oportun logo are registered trademarks of Oportun, Inc.

Oportun Financial Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue
Interest income	$219.3	$218.3	$434.9	$438.5
Non-interest income	14.0	16.1	27.1	31.7
Total revenue	233.2	234.3	462.0	470.3
Less:
Interest expense	41.9	59.5	89.9	116.9
Net decrease in fair value	(85.7)	(70.3)	(171.6)	(142.9)
Net revenue	105.6	104.6	200.5	210.4

Operating expenses:
Technology and facilities	32.3	36.6	66.4	73.1
Sales and marketing	17.6	18.1	33.5	38.0
Personnel	24.5	20.2	50.0	41.2
Outsourcing and professional fees	9.7	9.7	18.4	17.7
General, administrative and other	6.0	9.8	13.0	17.1
Total operating expenses	90.0	94.4	181.3	187.1

Income before taxes	15.6	10.1	19.2	23.3
Income tax expense	7.1	3.2	8.3	6.6
Net income	$8.5	$6.9	$10.9	$16.6

Diluted Earnings (Loss) per Common Share	$0.17	$0.14	$0.22	$0.35
Diluted Weighted Average Common Shares	49,396,024	47,893,172	48,950,110	47,468,455

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, unaudited)

	June 30,	December 31,
	2026	2025
Assets
Cash and cash equivalents	$139.6	$105.5
Restricted cash	72.8	93.4
Loans receivable at fair value	2,736.8	2,874.1
Capitalized software and other intangibles	66.9	71.7
Right of use assets - operating	11.2	9.4
Other assets	102.0	103.7
Total assets	$3,129.3	$3,257.9

Liabilities and stockholders' equity
Liabilities
Secured financing	$304.2	$199.4
Asset-backed notes at fair value	137.8	263.8
Asset-backed borrowings at amortized cost	2,088.5	2,192.6
Corporate financing	119.9	143.7
Lease liabilities	12.0	11.5
Other liabilities	59.9	56.8
Total liabilities	2,722.2	2,867.8
Stockholders' equity
Common stock	—	—
Common stock, additional paid-in capital	629.8	623.7
Accumulated deficit	(216.4)	(227.3)
Treasury stock	(6.3)	(6.3)
Total stockholders’ equity	407.1	390.1
Total liabilities and stockholders' equity	$3,129.3	$3,257.9

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Cash flows from operating activities
Net income	$8.5	$6.9	$10.9	$16.6
Adjustments for non-cash items	92.7	86.5	197.6	169.7
Proceeds from sale of loans in excess of originations of loans sold and held for sale	1.4	1.5	2.8	4.5
Changes in balances of operating assets and liabilities	6.7	9.7	1.8	14.6
Net cash provided by operating activities	109.3	104.5	213.0	205.5

Cash flows from investing activities
Net loan principal repayments (loan originations)	(43.7)	(45.8)	(29.1)	(95.5)
Capitalization of system development costs	(6.3)	(6.4)	(12.8)	(12.0)
Other, net	(0.2)	(0.1)	(0.3)	(0.4)
Net cash used in investing activities	(50.1)	(52.3)	(42.1)	(107.9)

Cash flows from financing activities
Borrowings	91.5	702.4	650.5	1,447.8
Repayments	(147.3)	(757.5)	(806.6)	(1,531.5)
Net stock-based activities	(0.8)	0.1	(1.3)	(0.4)
Net cash used in financing activities	(56.6)	(54.9)	(157.4)	(84.0)

Net increase (decrease) in cash and cash equivalents and restricted cash	2.6	(2.8)	13.5	13.6
Cash and cash equivalents and restricted cash beginning of period	209.9	231.0	198.9	214.6
Cash and cash equivalents and restricted cash end of period	$212.4	$228.2	$212.4	$228.2

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
CONSOLIDATED KEY PERFORMANCE METRICS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Key Financial and Operating Metrics	2026	2025	2026	2025
Aggregate Originations (Millions)	$487.7	$480.8	$904.7	$950.2
Portfolio Yield (%)	33.3%	32.8%	32.7%	32.9%
30+ Day Delinquency Rate (%)	4.0%	4.4%	4.0%	4.4%
Annualized Net Charge-Off Rate (%)	12.0%	11.9%	12.3%	12.0%

Other Metrics
Managed Principal Balance at End of Period (Millions)	$2,777.7	$2,939.8	$2,777.7	$2,939.8
Owned Principal Balance at End of Period (Millions)	$2,613.4	$2,636.4	$2,613.4	$2,636.4
Average Daily Principal Balance (Millions)	$2,643.0	$2,666.8	$2,682.0	$2,685.9
Average Daily Debt Balance (Millions)	$2,666.2	$2,779.2	$2,714.9	$2,809.0
Annualized interest expense (Millions)	$168.2	$238.8	$181.3	$235.8
Cost of Debt (%)	6.3%	8.6%	6.7%	8.4%
Customer Acquisition Cost	$127	$115	$130	$127

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
ABOUT NON-GAAP FINANCIAL MEASURES
(unaudited)

This press release dated August 5, 2026 contains non-GAAP financial measures. The following tables reconcile the non-GAAP financial measures in this press release to the most directly comparable financial measures prepared in accordance with GAAP.

The Company believes that the provision of these non-GAAP financial measures can provide useful measures for period-to-period comparisons of Oportun's core business and useful information to investors and others in understanding and evaluating its operating results. However, non-GAAP financial measures are not calculated in accordance with GAAP and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

Adjusted EBITDA
The Company defines Adjusted EBITDA as net income, adjusted to eliminate the effect of certain items as described below. The Company believes that Adjusted EBITDA is an important measure because it allows management, investors and its board of directors to evaluate and compare operating results, including return on capital and operating efficiencies, from period to period by making the adjustments described below. In addition, it provides a useful measure for period-to-period comparisons of Oportun's business, as it removes the effect of income taxes, certain non-cash items, variable charges and timing differences.

•The Company believes it is useful to exclude the impact of income tax expense, as reported, because historically it has included irregular income tax items that do not reflect ongoing business operations.
•The Company believes it is useful to exclude depreciation and amortization and stock-based compensation expense because they are non-cash charges.
•The Company believes it is useful to exclude the impact of interest expense associated with the Company's corporate financing facilities, including the senior secured term loan and the residual financing facility, as it views this expense as related to its capital structure rather than its funding.
•The Company excludes the impact of certain non-recurring charges and other non-recurring charges because it does not believe that these items reflect ongoing business operations. Other non-recurring charges include litigation reserve, impairment charges, workforce optimization expenses, shareholder activism costs, debt amendment and warrant amortization costs related to our corporate financing facilities.
•The Company also excludes fair value mark-to-market adjustments on its loans receivable portfolio and asset-backed notes carried at fair value because these adjustments do not impact cash.

Adjusted Net Income
The Company defines Adjusted Net Income as net income adjusted to eliminate the effect of certain items as described below. The Company believes that Adjusted Net Income is an important measure of operating performance because it allows management, investors, and the Company's board of directors to evaluate and compare its operating results, including return on capital and operating efficiencies, from period to period, excluding the after-tax impact of non-cash, stock-based compensation expense and certain non-recurring charges.

•The Company believes it is useful to exclude the impact of income tax expense (benefit), as reported, because historically it has included irregular income tax items that do not reflect ongoing business operations. The Company also includes the impact of normalized income tax expense by applying a normalized statutory tax rate.
•The Company believes it is useful to exclude the impact of certain non-recurring charges and other non-recurring charges because it does not believe that these items reflect its ongoing business operations. Other non-recurring charges include litigation reserve, impairment charges, workforce optimization expenses, shareholder activism costs, debt amendment and warrant amortization costs related to our corporate financing facilities.
•The Company believes it is useful to exclude stock-based compensation expense because it is a non-cash charge.
•The Company also excludes the fair value mark-to-market adjustment on its asset-backed notes carried at fair value to align with the 2023 accounting policy decision to account for new debt financings at amortized cost.

Risk Adjusted Net Interest Margin and Risk Adjusted Net Interest Margin Ratio
The Company defines Risk Adjusted Net Interest Margin as total interest and non-interest income, less interest expense net of debt restructuring costs and warrant amortization, credit losses and the impact of loan-related fair value adjustments. The Company defines Risk Adjusted Net Interest Margin Ratio as annualized Risk Adjusted Net Interest Margin divided by Average Daily Principal Balance. Average Daily Principal Balance represents the average loan balance outstanding over the reporting period. The Company believes Risk Adjusted Net Interest Margin and Risk Adjusted Net Interest Margin Ratio are important metrics because they reflect the net margin earned on its loan portfolio after accounting for both the cost of borrowing and the impact of credit performance, along with non-interest income. The Company believes that the Risk Adjusted Net Interest Margin measure provides management, investors, and Oportun's board of directors with a more complete understanding of the net margin of the Company’s loan portfolio and non-interest income on a risk-adjusted basis. The Company believes that the Risk Adjusted Net Interest Margin Ratio allows management, investors and Oportun's board of directors to evaluate its efficiency relative to its Average Daily Principal Balance.

Adjusted Operating Expense and Adjusted Operating Expense Ratio
The Company defines Adjusted Operating Expense as total operating expenses adjusted to exclude stock-based compensation expense and certain non-recurring charges, such as expenses associated with our workforce optimization, and other non-recurring charges. Other non-recurring charges include litigation reserve, impairment charges, workforce optimization expenses, shareholder activism costs, and debt amendment costs related to our Corporate Financing facility. The Company defines Adjusted Operating Expense Ratio as Adjusted Operating Expense divided by Average Daily Principal Balance. The Company believes Adjusted Operating Expense is an important measure because it allows management, investors and Oportun's board of directors to evaluate and compare its operating costs from period to period, excluding the impact of non-cash, stock-based compensation expense and certain non-recurring charges. The Company believes Adjusted Operating Expense Ratio is an important measure because it allows management, investors and Oportun's board of directors to evaluate how efficiently the Company is managing costs relative to revenue and Average Daily Principal Balance.

Adjusted Return on Equity
The Company defines Adjusted Return on Equity (“ROE”) as annualized Adjusted Net Income divided by average stockholders’ equity. Average stockholders’ equity is an average of the beginning and ending stockholders’ equity balance for each period. The Company believes Adjusted ROE is an important measure because it allows management, investors and its board of directors to evaluate the profitability of the business in relation to its stockholders' equity and how efficiently it generates income from stockholders' equity.

Adjusted EPS
The Company defines Adjusted EPS as Adjusted Net Income divided by weighted average diluted shares outstanding.

Oportun Financial Corporation
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Adjusted EBITDA	2026	2025	2026	2025
Net income	$8.5	$6.9	$10.9	$16.6
Adjustments:
Income tax expense	7.1	3.2	8.3	6.6
Interest on corporate financing	6.0	9.4	13.0	19.2
Depreciation and amortization	8.8	10.7	17.8	21.8
Stock-based compensation expense	2.6	2.7	5.5	5.5
Other non-recurring charges	9.0	4.0	15.0	5.6
Fair value mark-to-market adjustment	6.6	(5.7)	7.5	(10.7)
Adjusted EBITDA	$48.6	$31.2	$77.9	$64.7

	Three Months Ended June 30,		Six Months Ended June 30,
Adjusted Net Income	2026	2025	2026	2025
Net income	$8.5	$6.9	$10.9	$16.6
Adjustments:
Income tax expense	7.1	3.2	8.3	6.6
Stock-based compensation expense	2.6	2.7	5.5	5.5
Other non-recurring charges	9.0	4.0	15.0	5.6
Mark-to-market adjustment on ABS notes	1.0	3.4	2.5	11.3
Adjusted income before taxes	28.2	20.1	42.1	45.7
Normalized income tax expense	7.6	5.4	11.4	12.3
Adjusted Net Income	$20.6	$14.7	$30.8	$33.3

Stockholders' equity	$407.1	$376.0	$407.1	$376.0
GAAP ROE	8.5%	7.4%	5.5%	9.2%
Adjusted ROE (%)(1)	20.5%	15.9%	15.6%	18.4%
(1) Calculated as Adjusted Net Income divided by average stockholders’ equity.

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Adjusted Operating Expense Ratio	2026	2025	2026	2025
OpEx Ratio	13.7%	14.2%	13.6%	14.0%

Total Operating Expense	$90.0	$94.4	$181.3	$187.1
Adjustments:
Stock-based compensation expense	(2.6)	(2.7)	(5.5)	(5.5)
Other non-recurring charges	(3.3)	(3.2)	(6.5)	(4.1)
Total Adjusted Operating Expense	$84.1	$88.6	$169.4	$177.5

Average Daily Principal Balance	$2,643.0	$2,666.8	$2,682.0	$2,685.9

Adjusted OpEx Ratio	12.8%	13.3%	12.7%	13.3%

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Risk Adjusted Net Interest Margin
Total Revenue	233.2	234.3	462.0	470.3
Less: Interest Expense	41.9	59.5	89.9	116.9
Net Interest Margin	$191.3	$174.8	$372.1	$353.3

Net Interest Margin Ratio	29.0%	26.3%	28.0%	26.5%

Adjustments:
Mark-to-market adjustment on loans	(5.6)	9.1	(6.3)	21.5
Mark-to-market adjustment on derivatives	—	—	1.2	0.5
Net settlements on derivative instruments	—	3.0	(0.2)	6.7
Net charge-offs	(79.0)	(79.0)	(163.9)	(160.3)
Debt restructuring costs	5.1	—	7.4	—
Other non-recurring charges	0.6	0.8	1.2	1.5
Risk Adjusted Net Interest Margin	$112.3	$108.7	$211.5	$223.1

Average Daily Principal Balance	$2,643.0	$2,666.8	$2,682.0	$2,685.9

Risk Adjusted Net Interest Margin Ratio	17.0%	16.3%	15.9%	16.8%

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except share and per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
GAAP Earnings (loss) per Share	2026	2025	2026	2025
Net income	$8.5	$6.9	$10.9	$16.6
Net income attributable to common stockholders	$8.5	$6.9	$10.9	$16.6

Basic weighted-average common shares outstanding	48,419,607	46,571,524	47,930,598	46,037,084
Weighted average effect of dilutive securities:
Stock options	—	—	—	—
Restricted stock units	976,417	1,321,648	1,019,512	1,431,371
Diluted weighted-average common shares outstanding	49,396,024	47,893,172	48,950,110	47,468,455

Earnings (loss) per share:
Basic	$0.18	$0.15	$0.23	$0.36
Diluted	$0.17	$0.14	$0.22	$0.35

	Three Months Ended June 30,		Six Months Ended June 30,
Adjusted Earnings (loss) Per Share	2026	2025	2026	2025
Diluted earnings per share	$0.17	$0.14	$0.22	$0.35

Adjusted Net Income	$20.6	$14.7	$30.8	$33.3

Basic weighted-average common shares outstanding	48,419,607	46,571,524	47,930,598	46,037,084
Weighted average effect of dilutive securities:
Stock options	—	—	—	—
Restricted stock units	976,417	1,321,648	1,019,512	1,431,371
Diluted adjusted weighted-average common shares outstanding	49,396,024	47,893,172	48,950,110	47,468,455

Adjusted Earnings (loss) Per Share	$0.42	$0.31	$0.63	$0.70

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
RECONCILIATION OF FORWARD LOOKING NON-GAAP FINANCIAL MEASURES
(in millions, unaudited)

	3Q 2026				FY 2026
	Low		High		Low	High
Adjusted EBITDA
Net income	$20.0	*	$23.7	*	$54.8	$62.9
Adjustments:
Income tax expense (benefit)	6.8		8.1		18.6	21.4
Interest on corporate financing	5.7		5.7		23.5	23.5
Depreciation and amortization	8.7		8.7		35.1	35.1
Stock-based compensation expense	3.2		3.2		12.2	12.2
Other non-recurring charges	(1.4)		(1.4)		11.4	11.4
Fair value mark-to-market adjustment	*		*		4.5	8.6
Adjusted EBITDA	$43.0		$48.0		$160.0	$175.0

*Due to the uncertainty in macroeconomic conditions and quarterly volatility in the fair value mark to market adjustment, we are unable to precisely forecast the fair value mark-to-market adjustments on our loan portfolio and asset-backed notes on a quarterly basis. As a result, while we fully expect there to be a fair value mark-to-market adjustment which could have an impact on GAAP net income (loss), the net income (loss) information presented above assumes no change in the fair value mark-to-market adjustment.

	FY 2026
Adjusted Net Income and Adjusted EPS	Low	High
Net Income	$54.8	$62.9
Adjustments:
Income tax expense (benefit)	18.6	21.4
Stock-based compensation expense	12.2	12.2
Other non-recurring charges	11.4	11.4
Mark-to-market adjustment on ABS notes	4.5	4.5
Adjusted income before taxes	$101.5	$112.4
Normalized income tax expense	27.4	30.3
Adjusted Net Income	$74.1	$82.0

Diluted weighted-average common shares outstanding	49.7	49.7

Diluted Earnings per share	$1.10	$1.26
Adjusted Earnings Per Share	$1.50	$1.65

Note: Numbers may not foot or cross-foot due to rounding.